UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 18, 2005

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1800 – 114th Avenue SE

BELLEVUE, WA 98004

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (425) 943-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 18, 2005, Coinstar, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) by and among The Amusement Factory, L.L.C. (“Amusement”), Levine Investments Limited Partnership, American Coin Merchandising, Inc., a wholly-owned subsidiary of the Company (“ACMI”) and Adventure Vending Inc., a wholly-owned subsidiary of ACMI (“Adventure”). In accordance with the Agreement, Adventure will purchase substantially all of the assets of Amusement in exchange for approximately $36 million in shares of Coinstar common stock.

Coinstar expects this transaction to be slightly accretive to Adjusted Earnings Per Share within the first twelve months, excluding the effects of the amortization of intangible assets. The Company will obtain an independent valuation of certain of Amusement’s tangible and intangible assets, which will enable the Company to determine purchase price allocations, including amounts assigned to intangible assets and goodwill. As a result, reported GAAP earnings per share will be impacted by the non-cash accounting charges related to such amortization of intangible assets. The Company will give guidance regarding GAAP and adjusted EPS for the combined companies after the independent valuation is complete.

Closing of the transaction is expected in the fourth quarter of this year and is subject to certain customary closing conditions. These conditions include a requirement that Levine Investments Limited Partnership (“Levine Investments”) enter into a Voting Agreement with the Company. The Voting Agreement will provide that Levine Investments will vote their Coinstar common stock (“Shares”) (a) in favor of each matter recommended by the Company’s Board of Directors for approval by the Company’s stockholders as contained in proxy materials or similar communications of the Company, (b) against each matter opposed by the Company’s Board of Directors for approval by the Company’s stockholders as contained in proxy materials or similar communications of the Company, (c) except as provided in subsection (a) above, against any proposal by a party other than the Company presented for approval by the Company’s stockholders, and (d) in respect of any matters not covered by subsections (a) through (c) above, in the same manner as Company-supplied proxies are to be voted when returned by stockholders without written contrary instructions. The Voting Agreement also appoints the Company as proxy for Levine Investments to vote the Shares owned by Levine Investments in the manner set forth above.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement. A copy of the Agreement is attached hereto as an exhibit and is incorporated herein by reference.

Item 8.01	Other Events.

The Company issued a press release on October 18, 2005. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

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Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among The Amusement Factory, L.L.C., Levine Investments Limited Partnership, American Coin Merchandising, Inc., Adventure Vending Inc. and Coinstar, Inc.

99.1	Press Release issued by Coinstar dated October 18, 2005

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.

Date: October 18, 2005	By:	/s/ David W. Cole
David W. Cole Chief Executive Officer

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